Kesselman & Kesselman Certified Public Accountants (Isr.) Trade Tower, 25 Hamered Street Tel Aviv 68125 Israel P.O. Box 452 Tel Aviv 61003 Israel Telephone +972-3-7954555 Facsimile +972-3-7954556

October 30, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by GammaCan International, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of GammaCan International, Inc. dated October 30, 2008. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

Kesselman & Kesselman

Kesselman & Kesselman is a member of PricewaterhouseCoopers International Limited, a company limited by guarantee registered in England and Wales.